Exhibit 10.1
ADVISOR AGREEMENT
This Advisor Agreement (the “Agreement”) is entered into by and between Sumo Logic, Inc. (the “Company”), and Sydney Carey (the “Advisor”) effective as of August 3, 2021 (the “Effective Date”), the day after your employment with the Company as its Chief Financial Officer will terminate. The Company desires to retain Advisor as an independent contractor to perform certain advisory services for the Company, and Advisor is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, and other good and valuable consideration, the parties agree as follows:
1.SERVICES AND COMPENSATION
(a)Services. The Advisor will serve as an advisor to the Company and advise the Company’s Chief Executive Officer (“CEO”) and/or Board of Directors (the “Board”) at reasonable times, in matters related to the Company’s business, to assist in the transition of your duties and responsibilities as Chief Financial Officer of the Company (the “Services”). The Services may be provided by Advisor, and consultation may be sought by the Company, over the telephone, at the Company’s offices, or another reasonable location or through written correspondence.
(b)Compensation. As full consideration for the Services provided by Advisor under this Agreement, notwithstanding anything to the contrary contained in Advisor’s outstanding equity incentive awards covering shares of Company common stock (the “Equity Awards”), vesting will continue through and including October 31, 2021, subject to Advisor continuing to provide Services through any applicable vesting date. Advisor agrees that the vesting of any Equity Awards will cease after October 31, 2021 regardless of whether Advisor continues to provide Services and any unvested Equity Awards will terminate and be cancelled effective November 1, 2021, assuming Advisor hadn’t ceased providing Services prior to that date. Advisor’s outstanding Equity Awards that are stock options will continue to be governed by the option agreements memorializing such awards will otherwise remain in effect during the Term (as defined below), including that any post-termination exercise period will not commence until Services under this Agreement cease.
(c)Release Agreement. Advisor will execute the release agreement attached hereto as Exhibit A (the “Release”) on the same date as this Agreement. As consideration for executing and not revoking the Release, Advisor will receive a lump sum payment equal to the bonus that Advisor would have otherwise been paid to Advisor under the Company’s Executive Incentive Compensation Plan for the fiscal quarter ended July 31, 2021, as determined by the Compensation and Talent Committee of the Board, as if she had continued to be employed as the Company’s Chief Financial Officer through such date. Advisor agrees and acknowledges that she would not otherwise be entitled to earn or otherwise be paid the bonus absent executing and not revoking the Release.
2.CONFIDENTIALITY; NON-SOLICITATION
(a)Definition. “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, databases, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of equipment.

(b)Non-Use and Non-Disclosure. Advisor will not, during or subsequent to the term of this Agreement, use the Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose the Company’s Confidential Information to any third party. It is understood that said Confidential Information shall remain the sole property of the Company. Advisor further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee of Advisor, if any, with access to any Confidential Information, execute a nondisclosure agreement containing provisions in the Company’s favor identical to Sections 2, 3 and 4 of this Agreement. Confidential Information does not include information which (i) is known to Advisor at the time of disclosure to Advisor by the Company as evidenced by written records of Advisor, (ii) has become publicly known and made generally available through no wrongful act of Advisor, or (iii) has been rightfully received by Advisor from a third party who is authorized to make such disclosure. Notwithstanding the foregoing, the Advisor may disclose any Confidential Information that is required to be disclosed by law, government regulation or court order.
(c)Other Entity’s Confidential Information. Advisor agrees that Advisor will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any other person or entity with which Advisor has an agreement or duty to keep in confidence information acquired by Advisor, if any, and that Advisor will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such person or entity unless consented to in writing by such person or entity.
(d)Third Party Confidential Information. Advisor recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Advisor agrees that Advisor owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.
(e)Return of Materials. Upon the termination of this Agreement, or upon Company’s earlier request, Advisor will deliver to the Company all of the Company’s property or Confidential Information that Advisor may have in Advisor’s possession or control.
3.OWNERSHIP
(a)Assignment. Advisor agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets (collectively, “Inventions”) conceived, made or discovered by Advisor, solely or in collaboration with others, during the period of this Agreement which relate to the business of the Company that Advisor may be directed to undertake, investigate or experiment with, such investigation or experimentation in the line of business of Company in performing the Services hereunder, are the sole property of the Company.
(b)Further Assurances. Advisor agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Advisor further agrees that Advisor’s obligation to execute or cause to be executed, when it is in Advisor’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.
(c)Pre-Existing Materials. Advisor agrees that if in the course of performing the Services, Advisor incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Advisor or in which Advisor has an interest, Advisor shall inform Company in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention. Advisor shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company’s prior written permission.
(d)Attorney-in-Fact. Advisor agrees that if the Company is unable because of Advisor’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Advisor’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company above, then Advisor hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Advisor’s agent and attorney-in-fact, to act for and in Advisor’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Advisor.
4.CONFLICTING OBLIGATIONS
Advisor certifies that Advisor has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Advisor from complying with the provisions hereof.
5.TERM AND TERMINATION
(a)Term. This Agreement will commence on the Effective Date and will continue until December 31, 2021 (the “Term”).
(b)Termination. The Company may terminate this Agreement by providing Advisor with fourteen (14) days prior written notice. Any notice of such termination shall be in writing and addressed to Advisor at the address for Advisor shown below or otherwise provided by Advisor from time to time in writing. Notices shall be deemed effectively given (i) upon delivery when delivered personally or via e-mail; (ii) one day after sending when sent by private express mail service (such as Federal Express); or (iii) four days after sending when sent by United States mail, postage prepaid, registered or certified mail, return receipt requested. The Company agrees that it will not exercise its right to terminate pursuant to this subsection before October 15, 2021 to permit all scheduled vesting of Advisor’s outstanding equity incentive awards prior to that date.
(c)Survival. Upon termination of this Agreement all rights and duties of the parties toward each other shall cease except Sections 1(b) (with respect to the right to exercise vested stock options post-termination), 2, 3, 6, 8, 9, and 10 shall survive termination of this Agreement.

6.INDEPENDENT CONTRACTOR
It is the express intention of the parties that Advisor is an independent contractor. Nothing in this Agreement shall in any way be construed to constitute Advisor as an agent, employee or representative of the Company, but Advisor shall perform the Services hereunder as an independent contractor. The Advisor shall not enter into any agreements nor incur any obligations on behalf of the Company. Advisor agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this contract, and shall incur all expenses associated with performance, except as expressly agreed upon by the Company.
7.ASSIGNMENT
Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Advisor without the express written consent of the Company.
8.NON-SOLICIT
Advisor agrees that for a period of eighteen (18) months following the Term of this Agreement, Advisor will not encourage or solicit any employee or consultant of the Company to leave Company for any reason.
9.SEVERABILITY
The invalidity or unenforceability of any provision of this Agreement, or any terms thereof, shall not affect the validity of this Agreement as a whole, which shall at all times remain in full force and effect.
10.GOVERNING LAW; JURISDICTION AND VENUE; REMEDIES
This Agreement shall be governed by the laws of the State of California applicable to agreements made and to be performed in California. Federal and state courts within the State of California shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement. The parties consent to personal jurisdiction of the federal and state courts within California. The Advisor acknowledges that the Company would have no adequate remedy at law to enforce Section 2 hereof. In the event of a violation by the Advisor of Section 2, the Company shall have the right to obtain injunctive or other similar relief, as well as any other relevant damages, without the requirement of posting bond or other similar measures. In any court action at law or equity which is brought by one of the parties to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorney’s fees, in addition to any other relief to which that party may be entitled.
11.ENTIRE AGREEMENT
This Agreement constitutes the entire agreement of the parties and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.
[Signature page immediately follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

	COMPANY:		ADVISOR:
	SUMO LOGIC, INC.		SYDNEY CAREY

By:	/s/ Ramin Sayar	Signature:	/s/ Sydney Carey
Name:	Ramin Sayar	Address:
Title:	CEO
[Signature Page to Advisor Agreement]

Exhibit A

Release Agreement

Sydney Carey

Dear Sydney:
This letter (the “Agreement”) confirms the agreement between you and Sumo Logic, Inc. (the “Company”) (each a “Party,” and collectively, the “Parties”) regarding the conclusion of your employment with the Company.
1.Separation Date. Your employment with the Company is expected to end or has ended on August 2, 2021 (the “Separation Date”). You agree that through and until the Separation Date, you will fully comply with all Company policies and that you will not take any actions detrimental to the best interest of the Company. This includes making yourself reasonably available to the Company by telephone and e-mail until the Separation Date.
2.Final Pay. On the Separation Date, the Company will pay you all of your salary and unused paid time off earned through the Separation Date. You acknowledge and represent that other than the compensation and consideration set forth in the sections 1(b) and (c) of the Advisor Agreement dated August 2, 2021 between you and the Company (the “Advisor Agreement”), the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to you.
3.Release of All Claims. In consideration for the consideration set forth in the Advisor Agreement, to the fullest extent permitted by law, you, on your own behalf and on behalf of your respective heirs, family members, executors, agents, and assigns (collectively, the “Releasors”), hereby waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans (collectively, the “Releasees”) with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the National Labor Relations Act, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. You agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. However, this release covers only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement. This release does not extend to any right you may have to unemployment compensation benefits. Nothing herein releases any rights or claims you may have under the California Fair Employment and Housing Act however you agree to waive any right to recover monetary damages from the Company based on any charge, complaint, or lawsuit against the Company filed by you or by anyone else on your behalf.

Subject to the Protected Activity provision, you agree that you will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or upon written request from an administrative agency or the legislature. You agree both to immediately notify the Company upon receipt of any such subpoena or court order or written request from an administrative agency or the legislature, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order or written request from an administrative agency or the legislature. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, you shall state no more than that you cannot provide counsel or assistance.
4.Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:
A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
Notwithstanding the provisions of Section 1542 of the Civil Code of the State of California, you irrevocably and unconditionally releases and forever discharges the Company and the Releasees from any and all charges, complaints, claims and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected, which you at any time had or claimed to have against the Company and/or the Releasees regarding events that have occurred as of the date of this Agreement.
5.No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.
6.Other Agreements. At all times in the future, you will remain bound by your Proprietary Information and Inventions Agreement with the Company that you signed on October 24, 2018, a copy of which is attached hereto as Annex A. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.
7.Company Property. You are entitled to retain all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company, which is necessary for you to perform the services contemplated by the Advisor Agreement; provided, however that you agree to return all such Company property upon the termination of the Advisor Agreement and the conclusion of such services. You further agree to delete all Company confidential information stored in personal devices, such as laptop and mobile phones, as well as any saved on any third-party services, such as Dropbox, Evernote, and Gmail, on or before August 2, 2021.
8.No Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as protected by law or to your legal counsel only, at any time after you received this Agreement from the Company. You also agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as protected by law. Nothing in this Paragraph shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission or a comparable state or local agency. Further, nothing in this section or any other provision of this Agreement shall be construed or enforced in a manner that would prevent you from testifying truthfully under oath in any court, arbitration, or administrative agency proceeding, or from filing a charge or providing truthful information in the course of a government investigation. Nothing in this section or any other provision of this Agreement shall be construed or enforced in a manner that would interfere with your rights under the National Labor Relations Act, if any, to discuss or comment on your terms and conditions of employment. The Company will cause its officers, directors and employees (while they remain officers, directors or employees of the Company) to refrain from any disparagement, libel or slander of you.
9.Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.
10.Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than its choice-of-law provisions).
11.Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.
16. Authority. You represent and warrant that you have the capacity to act on your own behalf and on behalf of all who might claim through you to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
17. Protected Activity Not Prohibited. You understand that nothing in this Agreement shall in any way limit or prohibit you from engaging in any Protected Activity. Protected Activity includes: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) disclosing factual information (other than the amount paid under this Agreement) related to a claim filed in a civil action or complaint filed in an administrative action about sexual assault, an act of sexual harassment, or an act of (or failure to prevent) harassment or discrimination based on sex, or an act of retaliation against a person for reporting harassment or discrimination based on sex; and/or (iii) disclosing information pertaining to sexual harassment or any other unlawful or potentially unlawful conduct; You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties or in any manner not protected by applicable law. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product.
18. Acknowledgment of Waiver of Claims under ADEA. You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and any state law age discrimination statutes, and that this waiver and release is knowing and voluntary. You agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date you sign this Agreement. You acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that: (a) you should consult with an attorney prior to executing this Agreement; (b) you have twenty-one (21) days within which to consider this Agreement; (c) you have seven (7) days following your execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event you sign this Agreement and return it to the Company in less than the 21-day period identified above, you hereby acknowledge that you have freely and voluntarily chosen to waive the time period allotted for considering this Agreement. You acknowledge and understand that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.
You understand that nothing in this Agreement is intended to interfere with or deter Employee your right to challenge the waiver of an ADEA claim or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the Equal Employment Opportunity Commission or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies. Further, you understand that nothing in this Agreement would require you to tender back the money received under this Agreement if you seek to challenge the validity of the ADEA or state law age discrimination waiver, nor do you agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers' Benefit Protection Act by retaining the money received under the Agreement. Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to the Company should you challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law.
19. Effective Date and Revocation. You acknowledge that you have the right to consult with an attorney before signing this Agreement. You have up to 45 days after you receive this Agreement to review and consider it, discuss it with an attorney of your own choosing, and decide to execute it or not execute it. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after you signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”). In order to revoke this Agreement, within seven days after you sign it, you must deliver to Shea Kelly at the Company a letter stating that you are revoking it.

Please indicate your agreement with the above terms by signing below and returning this signed agreement to me.
Very truly yours,
SUMO LOGIC, INC.
By: /s/ Shea Kelly
Shea Kelly
Chief People Officer
I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.
/s/ Sydney Carey
Signature of Employee
Dated: July 31, 2021

ANNEX A
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT